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                                                                    EXHIBIT 99.2
                                  SUBSCRIPTION
                                    OFFERING
                                   QUESTIONS
                                      AND
                                    ANSWERS

                                     [LOGO]

                           AMERUS LIFE HOLDINGS, INC.
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AMERUS LIFE HOLDINGS, INC.

SUBSCRIPTION OFFERING: QUESTIONS AND ANSWERS

AmerUs Life Holdings, Inc. (the "Company"), the parent company of AmerUs Life Insurance Company ("AmerUs Life") is "going public." Five million (5,000,000) shares of the Company's Class A Common Stock will be offered to eligible policyowners of AmerUs Life (the "Subscription Offering"), on a priority basis. The following information is designed to answer several basic questions about the Subscription Offering and the transactions to be completed by the Company in going public. Please refer to the Prospectus for a detailed explanation of the Subscription Offering. If you have any questions, please contact the Information Center toll-free at 1-800-235-1725.

1.  WHAT IS THE SUBSCRIPTION OFFERING?

    The Subscription Offering is an offering of the Company's Class A Common Stock to eligible policyowners of AmerUs Life ("Eligible Policyowners"). The right to participate in the Subscription Offering is non-transferable.

2.  AM I ELIGIBLE TO PARTICIPATE IN THE SUBSCRIPTION OFFERING?

    Yes. As a result of (i) owning a policy of insurance with AmerUs Life as of June 30, 1996, and (ii) requesting a Prospectus be mailed to you, you have received this package of information and are eligible to subscribe for shares of the Company's Class A Common Stock in the Subscription Offering. If you choose to participate in the Subscription Offering, your Order and payment must be RECEIVED BY WEDNESDAY, JANUARY 8, 1997. Please see detailed instructions in Question 7.

3.  WILL THE COMPANY'S SUBSCRIPTION OFFERING AFFECT MY INSURANCE POLICY?

    No. The Subscription Offering will not, in any way, change premiums or reduce policy values, guarantees or any other obligations of AmerUs Life to its policyowners. In addition to these
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    contractual rights, dividends will continue to be paid on insurance policies as declared by the Board of Directors of AmerUs Life. As always, dividends on insurance policies are not guaranteed and may vary from year to year.

4.  HOW MANY SHARES OF CLASS A COMMON STOCK CAN I BUY AND WHAT IS THE PRICE?

    You may subscribe for a minimum of 100 shares and up to a maximum of 5,000 shares (or any number of shares in between), at a per share subscription price of $19 (the "Subscription Price"). The Subscription Price may subsequently be adjusted downward and cash refunds reflecting the difference will be returned to all subscribers. The price per share will in no event exceed the Subscription Price.

5. CAN MORE THAN ONE PERSON PER HOUSEHOLD SUBSCRIBE FOR SHARES IN THIS SUBSCRIPTION OFFERING?

    Yes, provided that each person is an Eligible Policyowner. (See requirements in Question 2).

6.  ARE THERE ANY RISKS ASSOCIATED WITH AN INVESTMENT IN THE CLASS A COMMON
    STOCK?

    As with any stock, there are certain risks inherent in an investment in the Class A Common Stock. These risks are discussed in detail in the "Risk Factors" section beginning on page 14 of the Prospectus and in other areas of the Prospectus. As a potential investor, you should carefully consider the "Risk Factors" and other information in the Prospectus prior to making an investment decision regarding the Class A Common Stock.

7.  HOW DO I SUBSCRIBE FOR SHARES?

    (1) Complete and sign the enclosed Subscription Order Form related to the Subscription Offering;

    (2) Mail the Form with a check or money order (a certified check is acceptable, but not required) for the number of shares in the enclosed envelope. The envelope is for United States Postal Service (USPS) Priority Mail. It is pre-addressed and postage-paid.
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        You can send it by (1) dropping it off at your local post office or (2)
        placing it in a mailbox. If you would prefer to have your envelope picked up, call 1-800-222-1811; the USPS will charge you a fee for the pick-up service.

        If you misplace the envelope, mail your Form and payment to:

        AmerUs Life Holdings, Inc.
       c/o ChaseMellon Shareholder Services
       P.O. Box 876
       Midtown Station
       New York, NY 10138-0878

        or, if delivery is by hand, express mail or overnight courier, use the following address:

        ChaseMellon Shareholder Services
       120 Broadway
       13th Floor
       New York, NY 10271

       ChaseMellon is the Company's Subscription Services Agent (the "Subscription Services Agent"); and
       (3) Your Form and payment MUST BE RECEIVED BY THE SUBSCRIPTION SERVICES AGENT NO LATER THAN 4:00 P.M., NEW YORK TIME, ON WEDNESDAY, JANUARY 8, 1997.

           Note: Your check must be in "good funds" meaning that: it must be drawn on a U.S. bank, payable in U.S. dollars; a check returned for insufficient funds is not "good funds"--at the option of the Company it may be returned to the sender with no attempt to redeposit. A money order must be payable in U.S. dollars.

8.  WHAT IS THE SUBSCRIPTION ORDER FORM?

    The Subscription Order Form is the document that you must complete, sign and return to the Subscription Services Agent in order to purchase shares in the Subscription Offering. The document requires certain important
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    information, such as your name, address and social security number, or
    Taxpayer Identification Number, as appropriate. The Subscription Order Form also requires you to confirm that you have received the Prospectus. A Subscription Order Form is included in this Subscription Package. Photocopies of the Subscription Order Form may be returned to the Subscription Services Agent, but must include your original signature.

9.  WHAT FORM OF PAYMENT SHOULD I USE WHEN I RETURN THE SUBSCRIPTION ORDER FORM?

    Payment may be made only by check or money order. Cash or credit card payments will not be accepted. Upon receipt of your Subscription Order Form by the Subscription Services Agent, your check or money order will be deposited by the Subscription Services Agent in an account with the Subscription Services Agent, for safekeeping until the earlier of (i) the closing of the Subscription Offering currently scheduled for late January, 1997, or (ii) at the option of the Company, the termination of the Subscription Offering.

10. WHO SHOULD BE THE PAYEE ON MY CHECK OR MONEY ORDER?

    Your check or money order should be made payable to "AmerUs Life Holdings, Inc." Please ensure your name is on your check or shown as the remitter on a money order.

11. HOW SHOULD I RETURN MY SUBSCRIPTION ORDER FORM?

    Return your fully completed and signed Subscription Order Form along with your check or money order to the Subscription Services Agent in the enclosed envelope. If you lose the envelope, the address is listed in Question 7. Please be sure to allow adequate mailing time for your Subscription Order Form and check or money order to be RECEIVED BY THE SUBSCRIPTION SERVICES AGENT NO LATER THAN THE SUBSCRIPTION EXPIRATION DATE (4:00 P.M., NEW YORK TIME, ON WEDNESDAY, JANUARY 8, 1997).
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12. WILL I EARN INTEREST ON FUNDS SUBMITTED TO PURCHASE SHARES IN THE
    SUBSCRIPTION OFFERING?

    Funds you submit to purchase shares in the Subscription Offering will not earn interest unless (i) the Subscription Offering is canceled, or (ii) the period from the Subscription Expiration Date until the closing of the Subscription Offering exceeds 60 days (in which case interest will be paid for such period). The interest paid in either case will be at the rate of 3.5% per annum.

13. WHAT IS THE DEADLINE TO SUBMIT MY SUBSCRIPTION ORDER FORM AND CHECK FOR GOOD FUNDS TO THE SUBSCRIPTION SERVICES AGENT?

    The completed and signed Subscription Order Form accompanied by checks or money orders for good funds must be RECEIVED BY THE SUBSCRIPTION SERVICES AGENT NO LATER THAN 4:00 P.M., NEW YORK TIME, ON WEDNESDAY, JANUARY 8, 1997, to be considered for acceptance by the Company.

14. CAN I FIND OUT IF MY SUBSCRIPTION ORDER FORM HAS BEEN RECEIVED BY THE SUBSCRIPTION SERVICES AGENT PRIOR TO THE CLOSING OF THE SUBSCRIPTION OFFERING?

    Yes, an acknowledgment of receipt will be mailed by the Subscription Services Agent to you.

15. MAY I REVOKE MY SUBSCRIPTION ORDER FORM ONCE IT HAS BEEN RECEIVED BY THE SUBSCRIPTION SERVICES AGENT?

    No. Once your Subscription Order Form has been received by the Subscription Services Agent, it is irrevocable. After the Company has gone public, you can buy/sell shares as with any other publicly traded stock.

16. IF I AM QUALIFIED TO INVEST IN THE SUBSCRIPTION OFFERING AND SUBMIT MY CHECK OR MONEY ORDER FOR GOOD FUNDS TOGETHER WITH A PROPERLY COMPLETED AND SIGNED SUBSCRIPTION ORDER FORM,
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    WILL I DEFINITELY BECOME A STOCKHOLDER OF THE COMPANY?

    Not necessarily. The Company reserves the right to cancel the Subscription Offering at any time prior to the closing of the Subscription Offering. If this occurred, your funds would be returned in full, with interest at the rate of 3.5% per annum.

17. WHEN CAN I EXPECT TO RECEIVE THE STOCK CERTIFICATE FOR MY CLASS A COMMON STOCK?

    It is expected that the Subscription Offering will close in late January, 1997. A stock certificate for your shares and any refund check, if applicable, will be mailed to you within 10 days thereafter.

18. HOW MANY STOCK CERTIFICATES WILL I RECEIVE FOR MY SHARES OF CLASS A COMMON STOCK?

    You will receive one stock certificate representing all shares of Class A Common Stock purchased by you in the Subscription Offering. Unfortunately, you may NOT request additional certificates for smaller denominations of shares.

19. HOW MUCH WILL I PAY PER SHARE FOR THE COMPANY'S CLASS A COMMON STOCK?

    The Subscription Price of the Class A Common Stock offered in the Subscription Offering is $19 per share. However, if the Public Offering is priced at an initial public offering price per share lower than $19 per share, or if the Subscription Price is adjusted downward, then subscribers in the Subscription Offering will be entitled to a refund for the difference between $19 and the final initial public offering price or adjusted Subscription Price times the number of shares purchased. Subscribers will be mailed a check for the amount of such refund.

20. WHAT IS THE "PUBLIC OFFERING"?

    If the 5,000,000 shares offered in the Prospectus are not fully subscribed for in the Subscription Offering, the Company intends to sell all or a portion of the remaining shares in an underwritten offering to the public called the "Public Offering."
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21. WHAT IF MY ADDRESS CHANGES EITHER DURING THE SUBSCRIPTION OFFERING OR BEFORE
    I RECEIVE MY STOCK CERTIFICATE?

    The stock certificate and any refund check will be mailed to the address provided in the Subscription Order Form. Therefore, it is your responsibility to provide appropriate forwarding instructions to your post office, or, when completing your Subscription Order Form, provide an address where you will be sure your mail will be safely received.

22. WILL I BE CHARGED A COMMISSION ON THE PURCHASE OF THE CLASS A COMMON STOCK IN THE SUBSCRIPTION OFFERING?

    No brokerage commission will be charged on the sale of shares in the Subscription Offering.

23. CAN I PURCHASE SHARES OF CLASS A COMMON STOCK IN THE SUBSCRIPTION OFFERING THROUGH MY BROKER?

    No. Shares offered in the Subscription Offering may be purchased only through the subscription process described in the Prospectus and herein. See "The Subscription Offering" beginning on page 24 of the Prospectus. After the Company has gone public, its Class A Common Stock can be bought/sold like any other common stock.

24. WHAT STOCK EXCHANGE WILL THE CLASS A COMMON STOCK BE TRADED ON AND WHAT WILL THE TICKER SYMBOL BE?

    The Class A Common Stock has been authorized for listing on the Nasdaq National Market under the symbol "AMRS", subject to official notice of issuance.

25. CAN I CALL THE SUBSCRIPTION SERVICES AGENT OR THE SUBSCRIPTION AGENT WITH ANY QUESTIONS?

    You may call the Subscription Services Agent or the Subscription Agent, The Chicago Corporation, toll-free at 1-800-235-1725.

                                                               December 12, 1996
THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.